EXHIBIT 4(b)

                                  INDEX RIDER

GENERAL PROVISION - This rider is part of the Certificate to which it is attached. The provisions of this rider supplement, and where inconsistent override, corresponding provisions of the Certificate. Except where the rider provides otherwise, it is subject to all provisions of the Certificate.

                            INDEX RIDER DEFINITIONS

ACCOUNT: An Indexed Account or Interest Account.

ACCOUNT TYPE: The Account Type for an Account is either "Indexed" or "Interest", depending on whether the Account is an Indexed Account or an Interest Account, respectively.

ACCOUNT VALUE: An amount on which We credit a specified and guaranteed rate of interest, or for which we calculate values depending on increases in an Index, as described below under "Indexed Accounts".

AVERAGING PERIOD: A period of time at the end of each Certificate Year over which values of the Index are averaged before the calculation of any Index Increase. The Averaging Period is shown on the Index Rider Specifications Page.

CAP: The maximum percentage per year by which an Indexed Account will be increased. We will declare the Cap for an Indexed Account at each Reset Date on a basis which does not discriminate unfairly within any class of Certificates.

DESTINATION ACCOUNT: An Account to which a transfer is made.

FLOOR: The minimum percentage per year by which an Indexed Account will be increased. The Floor will never be less than 0%. We will declare the Floor for an Indexed Account at each Reset Date on a basis which does not discriminate unfairly within any class of Certificates.

GUARANTEE PERIOD: A specific number of years for which the Company agrees to credit a particular effective annual rate of interest to an Interest Account, or to apply a particular Index Participation Rate, Cap, and Floor to an Indexed Account.

INDEX: The Index shown on the Index Rider Specifications Page. If the publication of the Index is discontinued, or the calculation of the Index is changed substantially, we will substitute a suitable index and notify you.

INDEX PARTICIPATION RATE: The percentage used to calculate the Index Increase for an Indexed Account.

INDEXED ACCOUNT: An account for which We calculate values depending on increases in an Index.

INTEREST ACCOUNT: An account to which we credit a specified and guaranteed rate of interest.

SOURCE ACCOUNT: An Account from which a transfer is made.
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                             INDEX RIDER PROVISIONS

RIDER BENEFIT - This rider allows you to select that for one or more of your Accounts, the value of the Account will be based on increases in an Index. Any Account that you so select is called an Indexed Account. This selection can only become effective on a Reset Date for the Account.

RIDER CHARGE - The annual charge for this rider is a percentage of the value of the Indexed Accounts, as shown on the Index Rider Specifications page. The daily compounded equivalent of this charge is deducted daily.

THE SEPARATE ACCOUNTS - We have established the Valley Forge Life Insurance Company Indexed Separate Account in connection with the Indexed Accounts. Although We own the assets in the Valley Forge Life Insurance Company Indexed Separate Account, these assets are held separately from

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Our other assets and are not part of Our General Account. The values and benefits attributable to the Indexed Accounts are supported by the assets in the Valley Forge Life Insurance Company Indexed Separate Account and Our General Account. The portion of the assets of the Valley Forge Life Insurance Company Indexed Separate Account equal to the reserves and other liabilities of the Valley Forge Life Insurance Company Indexed Account are not chargeable with liabilities that arise from any other business that We conduct. We have the right to transfer to Our general account any assets of the Valley Forge Life Insurance Company Indexed Separate Account that are in excess of such reserves and other liabilities.

INDEXED ACCOUNTS - The Indexed Accounts are available under the Certificate and are supported by the Valley Forge Life Insurance Company Indexed Separate Account, part of Our general assets. The Net Single Premium may be allocated to, and transfers of Accumulation Value may be made to, the Indexed Accounts. Indexed Account Value is not determined by and does not reflect the investment performance of the Separate Accounts.

Through the Indexed Accounts, the Company offers increases based on a specified Index. The increases are determined based on a formula with specified parameters (the Index Participation Rate, Cap, and Floor) that are available for specified periods of time You select (Guarantee Periods) from those We offer. The rate at which the value of an Indexed Account grows depends on changes in the Index on which it is based, as well as its Cap, Floor, and Index Participation Rates. The Index Participation Rate, Cap, and Floor may differ among Guarantee Periods.

Initial Guarantee Periods begin on the date as of which the Net Single Premium is allocated or an amount of Accumulation Value is transferred to an Indexed Account and end when the number of years in the Guarantee Period elected has elapsed. The last day of the Guarantee Period is the expiration date for that Guarantee Period. Subsequent Guarantee Periods begin on the first day following the expiration date of a previous Guarantee Period.

Allocations of the Net Single Premium and transfers of Accumulation Value to the Indexed Accounts may have different applicable Index Participation Rates, Caps, and Floors depending on the timing of such allocations or transfers. However, the applicable Index Participation Rate, Cap, and Floor do not change during a Guarantee Period. The Company will notify Participants in writing at least 30 days prior to the expiration date of any Guarantee Period.

If the allocated or transferred amount remains in the Indexed Account until the end of the applicable Guarantee Period, the Account Value at that time will be equal to the amount originally allocated or transferred plus any Index Increases. If an Indexed Account Value is surrendered, withdrawn, transferred, or applied to an Annuity Payment Option prior to the expiration of the Guarantee Period, the Indexed Account Value is subject to a Market Value Adjustment and a surrender charge, as described below.

ACCOUNT SELECTION - By Written Notice prior to the expiration date for an Interest or Indexed Account You may:

- -    choose a different Guarantee Period, with expiration date no later than the Annuity Date, from among those We offer at that time;
- -    transfer all or a portion of the expiring Account Value to a new Account;
     or
- -    transfer all or a portion of the expiring Account Value to an existing
     Account for which the next Reset Date falls on the day after the expiration date for the expiring Account.
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Transfers are subject to restrictions as described below under "Transfer
Restrictions". A Market Value Adjustment will usually apply to the amount transferred. However, if the transfer occurs during the Window Period for the Account from which some or all of the balance is being transferred, no Market Value Adjustment or surrender charge will apply to the amount transferred.

Unless We receive Written Notice prior to the expiration date for an Account, a new Guarantee Period will commence automatically on the first day following the expiration date. The new Guarantee Period

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will be the same as the expiring Guarantee Period if we are still offering that
Guarantee Period and if the expiration date of the new Guarantee Period is no later than the Annuity Date. Otherwise the new Guarantee Period will be one year. If the expiring Account is an Interest Account, it will continue to be an Interest Account. If the expiring Account is an Indexed Account, then it will continue to be an Indexed Account, if the new Guarantee Period is one for which We offer Indexed Accounts; otherwise, it will become an Interest Account.

Our notice to the Participant of the expiration of a Guarantee Period will contain information about the then currently available Guarantee Periods and the Guaranteed Interest Rates, Index Participation Rates, Caps, and Floors applicable to such Guarantee Periods.

To the extent permitted by law, We reserve the right at any time to offer Guarantee Periods that differ from those available when Your Certificate was issued. We also reserve the right, at any time, to stop accepting Net Single Premium allocations or transfers of Accumulation Value to a particular Guarantee Period. Since the specific Guarantee Periods available may change periodically, please contact the Service Center to determine the Guarantee Periods and the Guaranteed Interest Rates, Index Participation Rates, Caps, and Floors currently being offered.

INDEX INCREASES - We will calculate the Index Increase for an Indexed Account at each Certificate Anniversary. The Index Increase equals the Indexed Account Value times the Index Increase Percentage Factor. If the Index Increase is greater than zero we will increase the Indexed Account Value by the Index Increase at the Certificate Anniversary.

The Index Increase Percentage Factor will not be less than the Floor or more than the Cap declared at the previous Reset Date. Within those bounds, the Index Increase Percentage Factor equals (a) multiplied by (b) where:

(a) is the Average Index Increase Percentage for the Indexed Account at the Certificate Anniversary, and

(b) is the Index Participation Rate declared at the previous Reset Date for the Account.

AVERAGE INDEX INCREASE PERCENTAGE - The Average Index Increase Percentage for an Indexed Account at each Certificate Anniversary within a Guarantee Period equals:

  (b) - (a)
  ---------
     (a),

where

(a)  is the value of the Index on the previous Certificate Anniversary, and

(b) is the arithmetic average of the values of the Index on each day that the Exchange is open for business during the Averaging Period ending on the Certificate Anniversary.

EXCESS INTEREST CREDITS - On each Reset Date, after making any Index Increase, we will calculate an Excess Interest Credit. The amount of the Excess Interest Credit will be the amount, if any, by which (a) plus (b) exceeds (c), where:

(a)  is the sum of all Index Increases ever made to the Indexed Account
     Values;

(b)  is all interest ever credited to the Interest Accounts; and

(c) is the sum of all interest ever credited to the Reference Value, including previous Excess Interest Credits.
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DEATH BENEFIT - In calculating the Death Benefit, We will treat the Date of
Death as the Reset Date for each Indexed Account. The Accumulation Value will then include any Index Increases payable.

TRANSFER RESTRICTIONS - You may transfer some or all of the balance of an Account (the "Source Account") to another Account (the "Destination Account") subject to the following conditions:



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- -  Transfers may only occur at Certificate Anniversaries;
- - The Destination Account must be of an Account Type and Guarantee Duration We then offer;
- - The date of transfer must be a Reset Date for the Destination Account, unless it is a new Account;
- - The Guarantee Period for a Destination Account may not be longer than the number of years remaining until the Annuity Date;
- - If the date of transfer is not a Reset Date for the Source Account, then the Guarantee Period for the Destination Account must be no shorter than the number of years remaining in the Guarantee Period for the Source Account, rounded up to the next whole number of years;
- - If the transfer occurs at a Reset Date for the Source Account then the Destination Account may be any Account Type;
- - If the Source Account is an Interest Account then the Destination Account may be any Account Type;
- - If the Source Account is an Indexed Account, then the Destination Account may be a different Account Type only if the transfer occurs at a Reset Date for the Source Account.

MARKET VALUE ADJUSTMENT - Any surrender, withdrawal, transfer or application to an Annuity Payment Option of an Indexed Account Value is subject to a Market Value Adjustment that may be positive or negative, unless the effective date of the surrender, withdrawal, transfer or application is within the Window Period. A Market Value Adjustment reflects the change in prevailing current interest rates since the date of allocation or transfer to that Guarantee Period.

Generally, if interest rates have increased since the beginning of the Guarantee Period, then the application of the Market Value Adjustment will result in the payment, upon surrender, withdrawal, transfer or application of amounts to an Annuity Payment Option, of an amount less than the Indexed Account Value (or portion thereof) being surrendered, withdrawn, transferred or applied to an Annuity Payment Option.

Similarly, if interest rates have decreased since the beginning of the Guarantee Period, then the application of the Market Value Adjustment will result in the payment, upon surrender, withdrawal, transfer or application of amounts to an Annuity Payment Option, of an amount greater than the Indexed Account Value (or portion thereof) being surrendered, withdrawn, transferred or applied to an Annuity Payment Option.

The Market Value Adjustment will be applied before the deduction of any applicable surrender charge or Premium Tax Charge.

MARKET VALUE ADJUSTMENT FACTOR - The Market Value Adjustment for an Indexed Account is computed by multiplying the amount being surrendered, withdrawn, transferred, or applied to an Annuity Payment Option, by the applicable Market Value Adjustment Factor. The Market Value Adjustment Factor is calculated as:

             (n/12)
[(1+a)/(1+b)]       - 1

where:

"a" is the Guaranteed Interest Rate for an Interest Account with the same Reset Date and Guarantee Period as the Indexed Account from which the amount is taken;

"b" is the Guaranteed Interest Rate is currently being offered for a Guarantee Period equal to the time remaining to the expiration of the Guarantee Period for the Indexed Account from which the amount is taken. Where the time remaining to the expiration of the Guarantee Period is not 1, 3, 5, 7 or 10 years, "b" is the rate found by linear interpolation between the rates for Interest Accounts with Guarantee Periods closest to the time remaining or, if the time remaining is less than 1 year, the rate for a 1 year period. If

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these are not available, We will use a rate equal to the most recent Moody's
Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc.; and

"n" is the number of complete months remaining before the expiration of the Guarantee Period for the Indexed Account from which the amount is taken.

TERMINATION - This rider terminates when the Certificate to which it is attached is surrendered, or at the Annuity Date if the Certificate is still in force. You may terminate this rider at any Reset Date by sending us written notice.

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